Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: February 20, 2014
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Reports 2013 Year-End Preliminary Unaudited Financial Results and Fourth Quarter Dividend

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the fourth quarter and year ended December 31, 2013. The Bank expects to file its 2013 Form 10-K with the Securities and Exchange Commission (SEC) on or about March 11, 2014. The Bank also announced its fourth quarter 2013 dividend.

Operating Results

In 2013, the Bank reported net income of $109.8 million compared to $111.4 million in 2012. Although net income remained relatively stable between periods, the composition changed. The primary drivers of the Bank's net income in 2013 were net interest income, a reversal for credit losses on mortgage loans, and other (loss) income.

The Bank's net interest income totaled $213.1 million in 2013 compared to $240.6 million in 2012. The decrease was due to a decline in interest income resulting primarily from the low interest rate environment. In addition, advance prepayment fee income declined $22.3 million during 2013 when compared to 2012. These decreases were offset in part by a decline in interest expense due to lower funding costs. The Bank's net interest margin, excluding the impact of advance prepayment fees, was 0.38 percent during 2013 compared with 0.43 percent in 2012. The decline was due in part to the growth in advance balances throughout 2013. Advances generate lower margins when compared to the majority of the Bank's other interest-earning assets.

The Bank utilizes an allowance for credit losses to reserve for estimated losses in its conventional mortgage loan portfolio. In 2013, the Bank recorded a reversal for credit losses on its mortgage loans of $5.9 million due primarily to a reduction in loan delinquencies and loss severity estimates as well as ongoing improvements in economic indicators and housing market forecasts. In 2012, the Bank recorded no provision or reversal for credit losses on its mortgage loans.

The Bank's other (loss) income totaled $(34.5) million in 2013 compared to $(49.3) million in 2012. The primary drivers of other (loss) income in 2013 were losses on trading securities, gains on derivatives and hedging activities, and losses on the extinguishment of debt, as further described below.

The Bank's trading securities are recorded at fair value with changes in fair value reflected through other (loss) income. During 2013, the Bank recorded losses on trading securities of $106.6 million compared to gains of $23.1 million in 2012. These changes in fair value were primarily due to the impact of changes in interest rates and credit spreads on the Bank's fixed rate trading securities.

The changes in fair value on trading securities are generally offset by changes in fair value on derivatives and hedging activities. The Bank utilizes derivative instruments to manage interest rate risk, including mortgage prepayment risk. Accounting rules require all derivatives to be recorded at fair value and therefore the Bank may be subject to income statement volatility. During 2013, the Bank recorded gains of $85.3 million on its derivatives and hedging activities through other (loss) income compared to losses of $24.8 million in 2012. These fair value changes were primarily attributable to the impact of changes in interest rates on interest rate swaps that the Bank utilizes to economically hedge its trading securities portfolio.

The Bank also extinguishes higher-costing debt from time to time in an effort to better match its projected asset cash flows and to reduce its future interest costs. During 2013 and 2012, the Bank extinguished $162.1 million and $556.1 million of higher-costing consolidated obligations and recorded losses on these debt extinguishments of $25.7 million and $76.8 million through other (loss) income.

Balance Sheet Highlights

The Bank's total assets increased to $73.0 billion at December 31, 2013 from $47.4 billion at December 31, 2012 due primarily to an increase in advances and investments. Advances increased $19.0 billion due primarily to borrowings from a depository institution member during the year. Investments increased $6.7 billion mainly due to the purchase of secured resale agreements to manage the Bank's liquidity position and counterparty credit risk. The Bank's total liabilities increased to $69.5 billion at December 31, 2013 from $44.6 billion at December 31, 2012 due to an increase in consolidated obligations issued to fund the Bank's increased advances and investments.

Total capital increased to $3.5 billion at December 31, 2013 from $2.8 billion at December 31, 2012 primarily due to an increase in activity-based capital stock resulting from the increase in advances. Retained earnings grew due to earnings in excess of dividends paid and were $678.3 million at December 31, 2013 compared to $621.9 million at December 31, 2012.

Additional financial information will be provided in the Bank's 2013 Form 10-K that is expected to be filed on or about March 11, 2014. This information will be available at www.fhlbdm.com or www.sec.gov.

Dividend

On February 19, 2014, the Bank's Board of Directors approved a fourth quarter 2013 dividend for both average activity-based capital stock and average membership capital stock outstanding during the quarter. The dividend approved for activity-based capital stock was at an annualized rate of 3.50 percent. The dividend approved for membership capital stock was at an annualized rate of 0.50 percent. The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding was 2.80 percent; however, the effective combined dividend rate on the total capital stock held by each member will depend on their level of activity with the Bank during the fourth quarter.

These dividend payments will total $18.9 million, which represents 51 percent of net income for the fourth quarter, and are expected to be paid on February 24, 2014. Average three-month LIBOR and average Federal funds rates for the fourth quarter 2013 were 0.24 percent and 0.09 percent, respectively.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)
	December 31,
Statements of Condition (dollars in millions)	2013	2012
Advances	$45,650	$26,614
Investments	20,131	13,433
Mortgage loans held for portfolio, net	6,557	6,952
Total assets	73,004	47,367
Consolidated obligations	68,332	43,020
Total liabilities	69,547	44,533
Capital stock - Class B putable	2,692	2,063
Retained earnings	678	622
Accumulated other comprehensive income	87	149
Total capital	3,457	2,834
Total regulatory capital[1]	3,379	2,694

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

	Quarter Ended December 31,		Year Ended December 31,
Operating Results (dollars in millions)	2013	2012	2013	2012
Net interest income	$58.4	$56.4	$213.1	$240.6
(Reversal) provision for credit losses on mortgage loans	(5.9)	—	(5.9)	—
Net interest income after (reversal) provision for credit losses	64.3	56.4	219.0	240.6
Other (loss) income	(3.7)	(6.5)	(34.5)	(49.3)
Other expense	19.8	16.7	62.5	67.5
Assessments	4.1	3.3	12.2	12.4
Net income	36.7	29.9	109.8	111.4
Performance Ratios
Net interest margin	0.32%	0.46%	0.39%	0.49%
Net interest margin, excluding advance prepayment fees	0.31%	0.43%	0.38%	0.43%
Return on average equity	4.27%	4.27%	3.68%	3.98%
Return on average capital stock	5.46%	5.92%	4.94%	5.44%
Return on average assets	0.20%	0.25%	0.20%	0.23%
Regulatory capital ratio	4.63%	5.69%	4.63%	5.69%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's 2013 Form 10-K that is expected to be filed with the SEC on or about March 11, 2014.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to nearly 1,200 members, including commercial banks, saving institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.